Exhibit 99.1

Ultra Petroleum Reports Second Quarter 2016 Financial And Operating Results and Provides Business Outlook

HOUSTON, Aug. 11, 2016 /PRNewswire/ -- Ultra Petroleum Corp. (OTC: UPLMQ) reported financial and operating results for the second quarter of 2016. Highlights include:

  Produced volumes of 70.8 Bcfe of natural gas and crude oil,
  Continued reductions in operated Pinedale well costs to $2.6 million,
  Reduced cycle times by 15% compared to 2015,
  Reduced lease operating expense to $0.31 per Mcfe, a 21% reduction from 2015,
  Increased cash balance to $269.5 million at June 30, 2016, and
  Generated operating cash flow(1) of $62.4 million.

Second Quarter Results

Ultra Petroleum reported adjusted net income(2) of $37.9 million, or $0.25 per diluted share, for the quarter ended June 30, 2016. Operating cash flow(1) was $62.4 million for the quarter ended June 30, 2016.

For the second quarter of 2016, production of natural gas and oil was 70.8 billion cubic feet equivalent (Bcfe). The company's production for the second quarter was comprised of 66.4 billion cubic feet (Bcf) of natural gas and 735.4 thousand barrels (Mbls) of oil and condensate.

During the second quarter of the year, Ultra Petroleum's average realized natural gas price was $1.76 per thousand cubic feet (Mcf). The company's average realized oil and condensate price was $40.54 per barrel (Bbl).

Year-to-Date Results

Ultra Petroleum reported adjusted net income(2) of $23.6 million, or $0.15 per diluted share, for the six months ended June 30, 2016. Operating cash flow(1) was $72.5 million for the six months ended June 30, 2016.

For the six months ended June 30, 2016, production of natural gas and oil was 144.2 Bcfe, an increase of 2% from the same period in 2015. The company's production for the six months ended June 30, 2016 was comprised of 135.0 Bcf of natural gas and 1,525.1 Mbls of oil and condensate.

During the six months ended June 30, 2016, Ultra Petroleum's average realized natural gas price was $1.89 per Mcf. The company's average realized oil and condensate price was $33.50 per Bbl.

Wyoming - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 25 gross (18 net) Wyoming Lance wells and placed on production 18 gross (15 net) wells. The second quarter average initial production (IP) rate for new operated wells brought online was 8.6 million cubic feet equivalent (MMcfe) per day. The company produced a total of 65.5 Bcfe in Wyoming, averaging 719 MMcfe per day.

The company averaged 8.1 days to drill an operated well in the second quarter, as measured by spud to total depth (TD), a decrease of 11% compared to 9.1 days in the second quarter of 2015. Total days per well, measured by rig-release to rig-release, averaged 9.9 days in the second quarter, which compares to 11.6 days in the same quarter of 2015.

The company realized further well cost savings during the second quarter. The average cost to drill and complete a well was approximately $2.6 million, which is a 16% decrease compared to $3.1 million to drill and complete a well in the second quarter of 2015. Assuming well costs of $2.6 million per well, estimated ultimate recovery of 5.0 Bcfe and wellhead prices of $3.00 per Mcf and $42.63 per barrel, the expected return for Pinedale wells is 58%.

Utah - Operational Highlights

During the second quarter of 2016, net production in Utah averaged 3,205 barrels of oil equivalent per day.

Pennsylvania – Operational Highlights

The company averaged 40 MMcf per day during the second quarter of 2016.

2016 Guidance:

Capital Expenditures: For 2016, our original capital budget was $260.0 million, reflecting the low commodity price environment. During the second quarter, our board approved an increase to our capital budget from $260.0 million to $295.0. We anticipate using the additional capital in our increased budget to drill additional development wells in Wyoming and complete some of our drilled but uncompleted wells in Utah.

Production: Production for 2016 is expected to range between 277 – 284 Bcfe.

Price Realizations and Differentials: The company's realized natural gas price is expected to average 5 to 9 percent below the NYMEX price due to differentials. Realized pricing for oil and condensate is expected to be about 6 to 10 percent below the average NYMEX price.

Annual Income Tax: Ultra currently projects a zero book tax rate for 2016 and anticipates additional tax refunds during the year.

Reorganization Update

Due to the extremely low commodity prices that we experienced in the first quarter of 2016 and the inability to meet certain of our debt covenants, we voluntarily chose to financially restructure the company through a court-supervised process under Chapter 11 of the U.S. Bankruptcy Code. After filing for chapter 11 on April 29, 2016 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, the company took immediate steps through the Court to ensure continuity in its operations, which included obtaining permission to utilize its existing cash management system, pay certain royalty and working interest owners, as well as field service providers, for prepetition obligations, and implement employee retention and incentive programs. We have been successful in retaining the service providers and suppliers necessary to operate our assets and maintain our capital program, and we have not experienced any interruptions to our operations.

The company is now concentrating on utilizing the bankruptcy process to maximize the value of its business enterprise for the benefit of all stakeholders. This process includes the analysis of all its executory contracts and unexpired leases and the identification of those contracts and leases for which it is advantageous to reject and replace with more economic alternatives. A particular focus is being placed on gathering, processing and transportation agreements, as well as oil sales contracts. Several of our counterparties have already made proposals to restructure existing agreements that we are evaluating.

The company will also continue working with its advisors and its creditors to develop a plan of reorganization. The 120-day exclusivity period, during which the company has the exclusive right to propose a reorganization plan to the Court, expires on August 29, 2016. The bar date or final day to file claims is September 1, 2016 so we have applied for an extension to exclusivity and are confident one will be granted.

We recently provided our creditors with a long-term asset development plan and multi-year business outlook based on our current assessment of market conditions and other relevant factors. The high-level summary output of the development plan and business outlook are provided in the following section.

Business Outlook (5)

Development Plan	Base Case	Sensitivity	Strip Pricing

Henry Hub Gas Price ($/Mmbtu)
2017	$3.00	$3.00	$3.09
2018	$3.25	$3.25	$2.98
2019+	$3.50 flat	$4.00 flat	$2.98 to $4.36

Reserves (Bcfe)
Developed	2,526	2,528	2,523
Undeveloped	11,829	11,831	11,775
Total	14,355	14,359	14,298

Capital ($ millions)
Developed	$353	$353	$353
Undeveloped	$12,083	$12,083	$11,919
Total	$12,436	$12,436	$12,272

PV10 ($ millions)
Developed	$2,722	$3,004	$2,831
Undeveloped	$4,500	$5,683	$5,621
Total	$7,222	$8,687	$8,452

Financial Outlook	2017	2018	2019	2020

Production (Bcfe)	303	382	456	486
Capital investments ($ millions)	$522	$837	$816	$797
Henry Hub gas price ($/Mmbtu)	$3.00	$3.25	$3.50	$3.50
Revenue ($ millions)	$1,014	$1,405	$1,817	$1,946
EBITDA ($ millions)	$674	$982	$1,301	$1,394

Conference Call Webcast Scheduled for August 11, 2016

Ultra Petroleum's second quarter 2016 results conference call will be available via live audio webcast at 11:30 a.m. Eastern Daylight Time (10:30 a.m. Central Daylight Time) Thursday, August 11, 2016. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay will be archived on Ultra Petroleum's website.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2016	2015	2016	2015
Volumes
Natural gas (Mcf)	135,041,437	129,844,804	66,436,039	65,140,439
Oil and condensate (Bbls)	1,525,084	1,851,124	735,377	900,008
Mcfe – Total	144,191,941	140,951,548	70,848,301	70,540,487

Revenues
Natural gas sales	$254,882	$348,020	$116,780	$164,226
Oil sales	51,095	79,286	29,811	43,772
Total operating revenues	305,977	427,306	146,591	207,998

Expenses
Lease operating expenses	47,230	53,896	21,836	27,785
LGS operating lease expense	10,343	10,323	5,171	5,162
Production taxes	28,706	37,079	13,474	17,184
Gathering fees	43,954	42,245	21,504	22,488
Total lease operating costs	130,233	143,543	61,985	72,619

Transportation charges	23,701	41,267	146	21,076
Depletion and depreciation	62,083	186,956	31,234	92,366
General and administrative	2,896	3,233	474	1,586
Stock compensation	2,704	2,829	907	836
Total operating expenses	221,617	377,828	94,746	188,483

Other (expense) income, net	(1,922)	(39)	(227)	(75)
Litigation expense	-	(4,401)	-	(736)
Restructuring expenses	(7,148)	-	(1,569)	-
Interest expense (excludes contractual interest expense
of $32.0 million for the three and six months	(66,565)	(85,287)	(16,662)	(42,619)
ended June 30, 2016)
Deferred gain on sale of liquids gathering system	5,276	5,276	2,638	2,638
Realized gain (loss) on commodity derivatives	-	81,984	-	52,625
Unrealized gain (loss) on commodity derivatives	-	(48,765)	-	(56,271)
Total other expense, net	(70,359)	(51,232)	(15,820)	(44,438)

Reorganization items, net	(22,183)	-	(22,183)	-

Income (loss) before income taxes	(8,182)	(1,754)	13,842	(24,923)

Income tax (benefit) provision – current	(351)	(1,745)	(161)	19
Income tax (benefit) provision – deferred	1	(527)	1	(269)

Net income	$(7,832)	$518	$14,002	$(24,673)

Deferred taxes	1	(527)	1	(269)
Litigation expense	-	4,401	-	736
Restructuring expenses	7,148	-	1,569	-
Reorganization items, net	22,183	-	22,183	-
Unrealized loss on commodity derivatives	-	48,765	-	56,271
Other	2,112	-	155	-
Adjusted net income (2)	$23,612	$53,157	$37,910	$32,065

Operating cash flow (1)	$72,535	$233,265	$62,402	$121,895
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,355	153,130	153,389	153,218
Diluted	153,355	154,737	154,024	153,218

Earnings per share
Net income – basic	($0.05)	$0.00	$0.09	($0.16)
Net income – diluted	($0.05)	$0.00	$0.09	($0.16)

Adjusted earnings per share(2)
Adjusted net income – basic	$0.15	$0.35	$0.25	$0.21
Adjusted net income – diluted	$0.15	$0.34	$0.25	$0.21

Cash flow per share(1)
Cash flow per share – basic	$0.47	$1.52	$0.41	$0.80
Cash flow per share – fully	$0.47	$1.51	$0.41	$0.80

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$1.89	$3.31	$1.76	$3.33
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$1.89	$2.68	$1.76	$2.52
Oil liquids (Bbls), including realized gain (loss)
on commodity derivatives	$33.50	$42.83	$40.54	$48.64
Oil liquids (Bbls), excluding realized gain (loss)
on commodity derivatives	$33.50	$42.83	$40.54	$48.64

Costs Per Mcfe
Lease operating expenses	$0.33	$0.38	$0.31	$0.39
Operating lease expense	$0.07	$0.07	$0.07	$0.07
Production taxes	$0.20	$0.26	$0.19	$0.24
Gathering fees	$0.30	$0.30	$0.30	$0.32
Transportation charges	$0.16	$0.29	$0.00	$0.30
Depletion and depreciation	$0.43	$1.33	$0.44	$1.31
General and administrative – total	$0.04	$0.04	$0.02	$0.03
Interest expense	$0.46	$0.61	$0.24	$0.60
	$1.99	$3.28	$1.57	$3.26

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	8%	10%	26%	12%
Adjusted Operating Cash Flow Margin(4)	24%	46%	43%	47%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2016	2015
	(Unaudited)
Cash and cash equivalents	$269,458	$4,143

Outstanding debt:
6.125% Senior Notes due 2024	850,000	850,000
5.75% Senior Notes due 2018	450,000	450,000
Senior Notes issued by Ultra Resources, Inc.	1,460,000	1,460,000
Credit Agreement	999,000	630,000
Total current portion of long-term debt	3,759,000	3,390,000
Less: Deferred financing costs	-	(19,447)
Less: Liabilities subject to compromise	(3,759,000)	-
Total current portion of long-term debt not subject to compromise	$-	$3,370,553

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$31,738	$243,324	$35,428	$121,525
Net changes in operating assets and liabilities
and other non-cash items	40,797	(10,059)	26,974	370
Net cash provided by operating activities before
changes in operating assets and liabilities	$72,535	$233,265	$62,402	$121,895

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) The prices, reserves volumes, capital and PV10 information in the Development Plan table above are based on the forecasts of future business and economic conditions set forth in the table, and are effective as of July 1, 2016 (except as specified above). The information is not limited to the requirements of the reserve reports filed with the Securities and Exchange Commission which requires historical, backward-looking commodity prices and impose a five-year limit on undeveloped locations. More details about the Business Outlook and the assumptions reflected therein are available in the company's presentation dated August 11, 2016 posted on the company's website.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol "UPLMQ". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended June 30, 2016.

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CONTACT: Sandi Kraemer, Director, Investor Relations, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com